PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 6, 1998)

                               OMNICOM GROUP INC.
                        $230,000,000 Principal Amount of
               2 1/4% Convertible Subordinated Debentures due 2013
                     (Interest Payable January 6 and July 6)
                        4,615,694 Shares of Common Stock

                             ---------------------

      This document  supplements the Prospectus  dated March 6, 1998 relating to
(i) $230,000,000 aggregate principal amount of 2 1/4% Convertible Subordinated Debentures due 2013 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 4,615,694 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1998 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On May 27, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $46.875 per share. The Common Stock is traded under the symbol "OMC".

      In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on page 19 of the Prospectus), the following information is provided with respect to the beneficial owners of the Debentures:

                                          Principal Amount     Principal Amount
                                           of Debentures     of Debentures to be
Name of Selling Securityholder(s):       Beneficially Owned    Offered for Sale
---------------------------------        ------------------  -------------------
Amerisure Companies/Michigan
  Mutual Insurance Company                   $  180,000           $  180,000
Donaldson, Lufkin & Jenrettte
  Securities Corp.                              225,000              225,000
Jefferies & Company                           1,000,000            1,000,000
LB Series Fund, Inc. -
  Income Portfolio                              850,000              850,000
Lord Abbett & Co. for
  ILA Annuity & Co.                           1,000,000            1,000,000
Lutheran Brotherhood                          4,000,000            4,000,000
Lutheran Brotherhood Income Fund                600,000              600,000
The Travelers Indemnity Company(1)            2,800,000            2,800,000
The Travelers Insurance Company(2)            1,800,000            1,800,000
The Travelers Life & Annuity
  Company(3)                                    200,000              200,000
Travelers Managed Assets Trust                  200,000              200,000

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(1) Holds $2,858,000 principal amount of registered Debentures.
(2) Holds $1,827,000 principal amount of registered Debentures.
(3) Holds $215,000 principal amount of registered Debentures.

      Other than as set forth in the footnotes above, the Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of May 27, 1998. Except for purchase of the Debentures and the purchase of the Company's 4 1/4% Convertible Subordinated Debentures due 2007 by The Travelers Indemnity Company, The Travelers Insurance Company, The Travelers Life & Annuity Company and Travelers Managed Assets Trust, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

            The date of this Prospectus Supplement is May 29, 1998.